September 8, 2005



Today, U S Canadian Minerals, Inc. (USCA.PK) announced today changes in officers.

U S Canadian Minerals, Inc. has accepted the resignation of John S. Woodward, as president and Board Member U S Canadian Minerals,Inc. Mr. Woodward has resigned his position so that he may focus on impending opportunities in the private sector..

U S Canadian Minerals, Inc. announces the appointment of
Dr. Joseph de Beauchamp has been added to its board of directors and made its president as of September 9, 2005.

Dr. de Beauchamp is a director and partner of Strategic Marketing Ventures, which provides consulting services to companies. He also has managed a private mutual fund that currently has over $ 1.5 billion in assets since 1998, and has been the CEO of World Financial News Network during that time.

Dr. de Beauchamp employment agreement entitles him to a salary of $5000.00 per month and a 10% commission on any investment in equity or long-term debt of the company by new investors introduced by him to the company.

The President is also entitled to an annual bonus equal to 10% of the net income to the company from projects introduced by him to the company.